Exhibit 10.3
CHANGE IN CONTROL AGREEMENT
This Agreement is entered into as of   March 29, 2013 between Aon plc, a public limited company incorporated under English law, Aon Corporation, a Delaware corporation, and Michael J. O’Connor (the “Executive”).
WHEREAS, the Executive currently serves as a key employee of the Company or another subsidiary of the Parent (as defined in Section 1), and the Executive’s services and knowledge are valuable to the Parent in connection with the management of one or more of the Parent’s principal operating facilities, divisions, departments or subsidiaries; and
WHEREAS, the Board (as defined in Section 1) has determined that it is in the best interests of the Parent and its stockholders to secure the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control (as defined in Section 1) of the Parent, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control, and to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Parent to enter into this Agreement; and
WHEREAS, the Executive and the Company entered into a Severance Agreement effective as of February 25, 2008, which agreement was subsequently assigned to and assumed by the Parent effective April 2, 2012 (the “2008 Change in Control Agreement”), providing certain financial protection to the Executive in connection with a change-in-control of the Company, and the parties desire to make certain changes to the 2008 Change in Control Agreement as provided herein.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:
1.    Definitions. As used in this Agreement, the following terms shall have the respective meanings set forth below:
(a)    “Board” means the Board of Directors of the Parent.
(b)    “Cause” means:
(1)    a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on the Executive’s part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach;
(2)    gross misconduct, theft, fraud, breach of trust or any act of dishonesty by the Executive which results in material harm to the Parent or any of its subsidiaries; or
(3)    the commission by the Executive of a felony involving moral turpitude.

(c)    “Change in Control” means:
(1)    the acquisition by any individual, entity or group (a “Person”), including any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (i) the then outstanding ordinary shares of the Parent (the “Outstanding Ordinary Shares”) or (ii) the combined voting power of the then outstanding securities of the Parent entitled to vote generally in the election of directors (the “Outstanding Voting Securities”); excluding, however, the following: (A) any acquisition directly from the Parent (excluding any acquisition resulting from the exercise of an exercise, conversion or exchange privilege unless the security being so exercised, converted or exchanged was acquired directly from the Parent), (B) any acquisition by the Parent, (C) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 1(c); provided further, that for purposes of clause (B), if any Person (other than the Parent or any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent) shall become the beneficial owner of 30% or more of the Outstanding Ordinary Shares or 30% or more of the Outstanding Voting Securities by reason of an acquisition by the Parent, and such Person shall, after such acquisition by the Parent, become the beneficial owner of any additional shares of the Outstanding Ordinary Shares or any additional Outstanding Voting Securities and such beneficial ownership is publicly announced, such additional beneficial ownership shall constitute a Change in Control;
(2)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of such Board; provided that any individual who becomes a director of the Parent subsequent to the date hereof whose election, or nomination for election by the Parent’s stockholders, was approved by the vote of at least a majority of the directors then comprising the Incumbent Board shall be deemed a member of the Incumbent Board; and provided further, that any individual who was initially elected as a director of the Parent as a result of an actual or threatened solicitation by a Person other than the Board for the purpose of opposing a solicitation by any other Person with respect to the election or removal of directors, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board shall not be deemed a member of the Incumbent Board;
(3)    the consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Parent (a “Corporate Transaction”); excluding, however, a Corporate Transaction pursuant to which (i) all or substantially all of the individuals or entities who are the beneficial owners, respectively, of the Outstanding Ordinary Shares and the Outstanding Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the outstanding securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Parent or all or substantially all of the Parent’s assets either directly or indirectly) in substantially the same proportions relative to each other as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Ordinary Shares and the Outstanding Voting Securities, as the case may be, (ii) no Person (other than: the Parent; any employee benefit plan (or related trust) sponsored or maintained by the Parent or any corporation controlled by the Parent; the corporation resulting from such Corporate Transaction; and any Person which beneficially owned, immediately prior to such Corporate Transaction, directly or indirectly, 30% or more of the Outstanding Ordinary Shares or the Outstanding Voting Securities, as the case may be) will beneficially own, directly or indirectly, 30% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding securities of such corporation entitled to vote generally in the election of directors and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction; or

(4)    the consummation of a plan of complete liquidation or dissolution of the Parent.

(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    “Company” means Aon Corporation, a Delaware corporation or, where applicable, the other subsidiary of the Parent that employs the Executive.
(f)    “Good Reason” means, without the Executive’s express written consent, the occurrence of any of the following events after a Change in Control:
(1)    a material adverse change in the nature or scope of the Executive’s authority, powers, functions, duties or responsibilities as in effect immediately prior to such Change in Control;

(2)    a material reduction by the Company in the Executive’s rate of annual base salary or bonus opportunity as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(3)    the failure of the Company to continue in effect any material employee benefit plan or compensation plan in which the Executive is participating immediately prior to such Change in Control, unless the Executive is permitted to participate in other plans providing the Executive with substantially comparable benefits, or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce the Executive’s benefits under any such plan;

(4)    a change in the Executive’s primary employment location to a location that is more than 50 miles from the primary location of the Executive’s employment at the time of such Change in Control; or

(5)    the failure of the Parent to obtain from any successor or transferee of the Parent an express written and unconditional assumption of the Parent’s obligations under this Agreement, as further described in Section 12(b) of this Agreement.

For purposes of this Agreement, any good faith determination of Good Reason made by the Executive shall be conclusive; provided, however, that an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Parent promptly after receipt of notice thereof given by the Executive shall not constitute Good Reason.
The Executive’s employment may be terminated by the Executive for Good Reason if (x) an event or circumstance set forth in this Section 1(f) shall have occurred and the Executive provides the Parent with written notice thereof within 90 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Parent fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns during the Termination Period and after the date of delivery of the notice referred to in clause (x) above.
(g)    “Nonqualifying Termination” means a termination of the Executive’s employment (1) by the Company for Cause, (2) by the Executive for any reason other than a Good Reason, (3) as a result of the Executive’s death or (4) by the Company due to the Executive’s absence from the Executive’s duties with the Company on a full-time basis for at least 180 consecutive days as a result of the Executive’s incapacity due to physical or mental illness.
(h)    “Termination Date” means the date during the Termination Period on which the Executive’s employment is terminated other than by reason of a Nonqualifying Termination.

(i)    “Termination Period” means the period of time beginning with a Change in Control and ending on the earlier to occur of (1) the date which is two (2) years following such Change in Control and (2) the Executive’s death; provided, however, that, anything in this Agreement to the contrary notwithstanding, if a Change in Control occurs and if the Executive’s employment with the Company was terminated prior to the date on which the Change in Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment (a) was at the request of a third party who was taking steps reasonably calculated to effect a Change in Control or (b) otherwise arose in connection with or in anticipation of a Change in Control, then for purposes of this Agreement, “Termination Period” means the period of time commencing upon the date immediately prior to the date of such termination of employment and ending on the earlier to occur of (x) two (2) years following such Change in Control and (y) the Executive’s death.
2.    Obligations of the Executive. The Executive agrees that in the event any person or group attempts a Change in Control, he shall not voluntarily leave the employ of the Company without Good Reason (a) until such attempted Change in Control terminates or (b) if a Change in Control shall occur, until 90 days following such Change in Control.
3.    Payments and Benefits Upon Termination of Employment. If during the Termination Period the employment of the Executive shall terminate, other than by reason of a Nonqualifying Termination, and the Executive (or the Executive’s executor or other legal representative in the case of the Executive’s death or disability following such termination) executes a noncompetition, nonsolicitation and confidentiality agreement and release of claims substantially in the form of Exhibit A hereto (the “Noncompetition Agreement and Release”) within 45 days following the Termination Date, on behalf of the Parent the Company shall provide to the Executive, as compensation for services rendered to the Company, and in consideration of the covenants set forth in the Noncompetition Agreement and Release, the payments and benefits described in this Section 3. The Executive shall forfeit the payments and benefits described in this Section 3 in the event that the Executive fails to execute and deliver the Noncompetition Agreement and Release to the Parent in accordance with the timing and other provisions of the preceding sentence or revokes such Noncompetition Agreement and Release prior to the date the release of claims contained therein becomes effective. For purposes of this Agreement, the Executive shall be considered to have a termination of employment with the Company and its subsidiaries on the date the Executive has a “separation from service” as described under Section 409A of the Code and the guidance and Treasury Regulations issued thereunder. Any amount paid pursuant to this Section 3 shall be paid in lieu of any other severance payments and benefits, which benefits may, without limitation, include pay in lieu of notice, salary continuation through a contractual notice period or enhanced supplemental pension benefits conferred, in any event as a result of termination of employment, from the Parent, the Company or any of its subsidiaries which are not payable pursuant to this Agreement, but are payable pursuant to an employment agreement or other compensation arrangement entered into between such Employee and the Company or any of its subsidiaries.

(a)    Except as otherwise provided in Section 6, and conditioned upon the Executive’s execution of the Noncompetition Agreement and Release without revocation within the time period described in the preceding provisions of this Section 3, on behalf of the Parent the Company shall pay to the Executive (or the Executive’s beneficiary or estate, as the case may be) on the 60th day following the later to occur of the Termination Date or the Change in Control:

(1)    a cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) equal to the sum of (i) the Executive’s full annual base salary from the Company and its affiliated companies through the Termination Date, to the extent not theretofore paid, (ii) the average of the Executive’s annual cash incentive for each of the three fiscal years immediately preceding the fiscal year in which the Termination Date occurs, multiplied by a fraction, the numerator of which is the number of days in the fiscal year in which the Termination Date occurs and the denominator of which is 365 or 366, as applicable, and (iii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

(2)    a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to two (2) times the sum of (a) Executive’s annual base salary from the Company and its affiliated companies in effect on the Termination Date and (b) the average incentive compensation paid to the Executive by the Company for the previous two years; plus

(3)    a lump sum cash amount (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 7 and any deductions authorized by the Executive) in an amount equal to the amount forfeited by the Executive under any qualified defined contribution plan maintained by the Company or any of its subsidiaries as a result of the Executive’s termination of employment.

(b)    The Executive shall become fully (100%) vested in the Executive’s accrued benefits under the Aon Corporation Excess Benefit Plan, the Aon Corporation Supplemental Savings Plan and the Aon Corporation Supplemental Employee Stock Ownership Plan, or successor plans in effect on the date of the Executive’s termination of employment (the “Nonqualified Plans”). The Executive’s accrued benefits under the Aon Corporation Excess Benefit Plan or the Aon Corporation Supplemental Savings Plan, whichever plan is applicable to the Executive on the date of the Executive’s termination of employment, shall be determined by crediting the Executive with two (2) additional years of age and service credits and, in the case of the Aon Corporation Supplemental Savings Plan, two (2) additional years of Retirement Plan Contributions.

(c)    For the period commencing on the Termination Date and ending on the earlier of (i) the date which is two (2) years following the Termination Date and (ii) the date on which the Executive becomes eligible to participate in and receive medical, dental and life insurance benefits under a plan or arrangement sponsored by another employer having benefits substantially equivalent to the benefits provided pursuant to this Section 3(c), the Company shall continue the Executive’s medical, dental and life insurance coverage, under the Company-sponsored plans or otherwise, upon the same terms and otherwise to the same extent as such coverage shall have been in effect immediately prior to the Executive’s Termination Date, and the Company and the Executive shall share the costs of the continuation of such medical, dental and life insurance coverage in the same proportion as such costs were shared immediately prior to the Termination Date; provided, the Company’s share of the cost of the continuation of coverage under any self-insured medical reimbursement plan that is subject to Section 105(h) of the Code shall be included in the Executive’s taxable income from the Company. Such continuation of medical and dental coverage shall be in satisfaction of the Company’s obligations under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA). Payment or reimbursement of expenses incurred by the Executive pursuant to this Section 3(c) shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of expenses eligible for reimbursement, or in-kind benefits provided, in any year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other year, except for any limit on the amount of expenses that may be reimbursed under an arrangement described in Section 105(b) of the Code. Additionally, such right to payment or reimbursement, or in-kind benefits to be provided, shall not be subject to liquidation or exchange for another benefit. If the Executive is a “specified employee” under Section 409A of the Code, the full cost of the continuation or provision of employee benefits described under this Section 3(c) (other than any cost of medical or dental benefit plans or programs or the cost of any other plan or program that is exempt from Section 409A of the Code) shall be paid by the Executive until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment, and such cost shall be reimbursed on behalf of the Parent by the Company or the applicable subsidiary to, or on behalf of, the Executive in a lump sum cash payment on the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment.

4.    Vesting of Equity Awards Upon Termination Date; Exercise Period. Immediately upon the Executive’s Termination Date, all stock options and other equity awards, if any, granted by the Parent or the Company to the Executive (or stock options and other equity awards granted in substitution therefor by an acquiror of, or successor to, either of the Parent or the Company) that are not otherwise exercisable or vested shall become exercisable and vested in full. Notwithstanding the foregoing, the time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Section 4, including but not limited to any restricted stock unit or other equity-based award, payment or amount that provides for the “deferral of compensation” (as such term is defined under Section 409A of the Code), may not be accelerated except as otherwise permitted under Section 409A of the Code and the guidance and Treasury regulations issued thereunder. With respect to any and all outstanding stock options granted by the Parent or the Company to the Executive, each such option shall remain exercisable following the Executive’s termination of employment until and including the expiration date of the term of the option (as set forth in the written agreement relating to such option).

5.    Code Section 4999 Excise Tax. (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that (i) any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Parent or the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to or for the benefit of the Executive (whether pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (ii) the reduction of the amounts payable to the Executive under this Agreement to the maximum amount that could be paid to the Executive without giving rise to the Excise Tax (the “Safe Harbor Cap”) would provide the Executive with a greater after-tax amount than if such amounts were not reduced, then the amounts payable to the Executive under this Agreement shall be reduced (but not below zero) to the Safe Harbor Cap. The reduction of the amounts payable hereunder, if applicable, shall be made to the extent necessary in the following order: (i) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and of other equity awards, provided that such stock options and of other equity awards are not permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (ii) the payments under Section 3(a); (iii) the acceleration of vesting of stock options with an exercise price that exceeds the then fair market value of the stock subject to the award and other equity awards, provided that such stock options and other equity awards are permitted to be valued under Treasury Regulation Section 1.280G-1 Q/A – 24(c); (iv) the payments and benefits under Section 3(b); (v) the payments and benefits under Section 3(c); and (v) the acceleration of vesting of all other stock options and equity awards. For purposes of reducing the Payments to the Safe Harbor Cap, only amounts payable under this Agreement (and no other Payments) shall be reduced. If the reduction of the amounts payable hereunder would not result in a greater after-tax result to the Executive, no amounts payable under this Agreement shall be reduced pursuant to this provision.
(b)    All determinations required to be made under this Section shall be made by the public accounting firm that is retained by the Parent as of the date immediately prior to the Change in Control (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Parent and the Executive within fifteen (15) business days of the receipt of notice from the Parent or the Executive that there has been a Payment, or such earlier time as is requested by the Parent. Notwithstanding the foregoing, in the event (i) the Board shall determine prior to the Change in Control that the Accounting Firm is precluded from performing such services under applicable auditor independence rules or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns or (iii) the Accounting Firm is serving as accountant or auditor for the person(s) effecting the Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees, costs and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Parent. If payments are reduced to the Safe Harbor Cap or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in payments, the Accounting Firm shall provide a written opinion to the Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The determination by the Accounting Firm shall be binding upon the Parent and the Executive (except as provided in Section 5(c) below).
(c)    If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved, that Payments have been made to, or provided for the benefit of, the Executive on behalf of the Parent by the Company which are in excess of the limitations provided in this Section (referred to hereinafter as an “Excess Payment”), the Executive shall repay the Excess Payment to the Company on demand, together with interest on the Excess Payment at the applicable federal rate (as defined in Section 1274(d) of the Code) from the date of the Executive’s receipt of such Excess Payment until the date of such repayment. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the determination, it is possible that Payments which will not have been made by the Company on behalf of the Parent should have been made (an “Underpayment”), consistent with the calculations required to be made under this Section. In the event that it is determined (i) by the Accounting Firm, the Parent (which shall include the position taken by the Parent, or together with its consolidated group, on its federal income tax return) or the IRS or (ii) pursuant to a determination by a court, that an Underpayment has occurred, on behalf of the Parent the Company shall pay an amount equal to such Underpayment to the Executive within 10 days of such determination together with interest on such amount at the applicable federal rate from the date such amount would have been paid to the Executive until the date of payment. The Executive shall cooperate, to the extent the Executive’s expenses are reimbursed by the Company on behalf of the Parent, with any reasonable requests by the Parent in connection with any contests or disputes with the IRS in connection with the Excise Tax or the determination of the Excess Payment. Notwithstanding the foregoing, in the event that amounts payable under this Agreement were reduced pursuant to Section 5(a) and the present value of any Payment is subsequently re-determined by the Accounting Firm within the context of Treasury Regulation Section 1 280G-1 Q/A 33 that reduces the value of the Payment, the Company on behalf of the Parent shall promptly pay to Executive any amounts payable under this Agreement that were not previously paid solely as a result of Section 5(a), subject to the Safe Harbor Cap.

(d)    A payment or reimbursement of expenses described in this Section 5 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall such right to payment or reimbursement be subject to liquidation or exchange for another benefit.

6.    Delay of Payments. (a) Except as otherwise provided in Section 6(b) below, in the event that any payment or distribution or portion of any payment or distribution to be made to the Executive under Section 3(a) of this Agreement cannot be characterized as a “short term deferral” for purposes of Section 409A of the Code or is not otherwise exempt from the provisions of Section 409A of the Code, and “Change in Control” as defined for purposes of this Agreement does not satisfy the requirements of a change in control event as described in Section 409A of the Code and the guidance and regulations issued thereunder or, if “Change in Control” does satisfy such requirements under Code Section 409A, the Termination Date is not within two years following the Change in Control in accordance with Treasury Regulation Section 1.409A-3(c)(1), then an amount equal to the aggregate severance payments that would otherwise be payable to the Executive upon an involuntary termination of employment under any other employment agreement or other compensation arrangement entered into between the Executive and the Company or any of its subsidiaries shall be paid to the Executive at the same time and in the same form of payment as such other severance payments would otherwise be paid and the remainder of the payment or distribution, or portion thereof, under Section 3(a) of this Agreement shall be paid in accordance with Section 3(a).
(b)    In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive hereunder cannot be characterized as a “short term deferral” for purposes of Section 409A of the Code or is not otherwise exempt from the provisions of Section 409A of the Code, and the Executive is determined to be a “specified employee” under Section 409A of the Code, such portion of the payment shall be delayed until the earlier to occur of the Executive’s death or the date that is six months and one day following the Executive’s termination of employment with the Company and its subsidiaries (the “Delay Period”). Upon the expiration of the Delay Period, the payments delayed pursuant to this Section 6 shall be paid to the Executive or his beneficiary in a lump sum, and any remaining payments due under this Agreement shall be payable in accordance with their original payment schedule.
7.    Withholding Taxes. The Company may withhold from all payments due to the Executive (or the Executive’s beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.
8.    Reimbursement of Expenses. If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Parent or the Company to perform fully in accordance with the terms hereof, on behalf of the Parent the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, incurred by the Executive in connection with such contest or dispute; provided, however, that in the event the resolution of any such contest or dispute includes a finding denying, in total, the Executive’s claims in such contest or dispute, the Executive shall be required to reimburse the Company, over a period of 12 months from the date of such resolution, for all sums advanced to the Executive pursuant to this Section 8. Payment or reimbursement of expenses described in this Section 8 shall be made promptly and in no event later than December 31 of the year following the year in which such expenses were incurred, and the amount of such expenses eligible for payment or reimbursement in any year shall not affect the amount of such expenses eligible for payment or reimbursement in any other year nor shall the right to payment or reimbursement be subject to liquidation or exchange for another benefit.
9.    Operative Event. No amounts shall be payable hereunder unless and until there is a Change in Control.
10.    Termination of Agreement. (a) This Agreement shall be effective on the date hereof and shall continue until terminated by the Parent as provided in Section 10(b); provided, however, that this Agreement shall terminate in any event upon the earlier to occur of (1) termination of the Executive’s employment with the Company prior to a Change in Control and (2) the Executive’s death.
(b) The Parent shall have the right prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve the termination of this Agreement, which termination shall not become effective until the date fixed by the Board for such termination, which date shall be at least 120 days after notice thereof is given by the Parent to the Executive in accordance with Section 13; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.
11.    Scope of Agreement. Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries and, subject to Section 2 hereof, if the Executive’s employment with the Company shall terminate prior to a Change in Control, then the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following a Change in Control shall be subject to all of the provisions of this Agreement.
12.    Successors; Binding Agreement.
(a) This Agreement shall not be terminated by any merger or consolidation of the Parent whereby the Parent is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Parent. In the event of any such merger, consolidation or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the person or entity to which such assets are transferred.
(b) The Parent agrees that concurrently with any merger, consolidation or transfer of assets referred to in Section 12(a), it will cause any successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or the Executive’s beneficiary or estate), all of the obligations of the Parent hereunder. Failure of the Parent to obtain such assumption prior to the effectiveness of any such merger, consolidation or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Parent in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control other than by reason of a Nonqualifying Termination during the Termination Period. For purposes of implementing the foregoing, the date on which any such merger, consolidation or transfer becomes effective shall be deemed the Date of Termination.
(c) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to such person or persons appointed in writing by the Executive to receive such amounts or, if no person is so appointed, to the Executive’s estate.
13.    Notices. (a) For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (1) if to the Executive, to the last known residential address on file for the Executive with the Company, and if to the Parent and/or to the Company, to Aon Corporation, 200 East Randolph Drive, Chicago, Illinois 60602, 3d Floor, attention General Counsel, with a copy to the Secretary, or (2) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
(b)    A written notice of the Executive’s Termination Date by the Parent and the Company, or the Executive, as the case may be, to the other, shall (1) indicate the specific termination provision in this Agreement relied upon, (2) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and (3) specify the termination date (which date shall be not less than 15 days after the giving of such notice). The failure by the Executive or the Company and the Parent to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company and the Parent hereunder or preclude the Executive or the Company and the Parent from asserting such fact or circumstance in enforcing the Executive’s or the Company’s and the Parent’s rights hereunder.
14.    Full Settlement; Resolution of Disputes. (a) The Company’s obligation to make any payments on behalf of the Parent provided for in this Agreement and the Company’s or the Parent’s other obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or the Parent may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, subject to Section 3(c) hereof, such amounts shall not be reduced whether or not the Executive obtains other employment.
(b)    If there shall be any dispute between the Company or the Parent and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that the determination by the Executive of the existence of Good Reason was not made in good faith, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, under Sections 3 and 4 hereof, the Company shall pay all amounts, and provide all benefits, to the Executive and the Executive’s dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide pursuant to Sections 3 and 4 hereof as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this Section 14(b) except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.
15.    Employment with, and Action by, Subsidiaries. For purposes of this Agreement, employment with the Company or actions taken by the Parent or the Company with respect to the Executive shall include employment with or actions taken by any corporation or other entity in which the Parent has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

16.    Governing Law; Validity. The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Illinois without regard to the principle of conflicts of laws. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which other provisions shall remain in full force and effect.
17.    Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed to be an original and both of which together shall constitute one and the same instrument.
18.    Miscellaneous. No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Parent. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. Failure by the Executive or the Company and/or the Parent to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company and/or the Parent may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
19.    Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, or pursuant to the terms of any other employment agreement or compensation arrangement entered into between the Executive and the Company or any of its subsidiaries, may not be accelerated hereunder, or under any such other employment agreement or other compensation arrangement, except as otherwise permitted under Section 409A of the Code and the guidance and Treasury Regulations issued thereunder.
20.    Code Section 409A. The parties intend that this Agreement and the benefits provided hereunder be interpreted and construed to comply with Section 409A of the Code to the extent applicable thereto. Notwithstanding any provision of the Agreement to the contrary, the Agreement shall be interpreted and construed consistent with this intent, provided that the Parent or the Company shall not be required to assume any increased economic burden in connection therewith. Although the Parent and the Company intend to administer the Agreement so that it will comply with the requirements of Section 409A of the Code, neither the Parent nor the Company represents or warrants that the Agreement will comply with Section 409A of the Code or any other provision of federal, state, local or non-United States law. Neither the Parent, the Company, any of their subsidiaries, nor their respective directors, officers, employees or advisers shall be liable to the Executive (or any other individual claiming a benefit through the Executive) for any tax, interest, or penalties the Executive may owe as a result of compensation paid under the Agreement, and the Parent or the Company and any of their subsidiaries shall have no obligation to indemnify or otherwise protect the Executive from the obligation to pay any taxes pursuant to Section 409A of the Code.
21.    Entire Agreement. This Agreement supersedes the Severance Agreement (or Change in Control Agreement) between the Executive and the Company, entered into, and approved by the Board for execution by the parties, as of February 25, 2008 and any and all similar agreements entered into by the parties prior to the date hereof. This Agreement constitutes the entire understanding between the parties with respect to the Executive’s severance pay in the event of a termination of the Executive’s employment with the Company in connection with a Change in Control; provided, however, that except as otherwise expressly set forth in this Agreement, the rights of, and benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, the Executive’s estate or the Executive’s beneficiaries under any other employee benefit plan or broad-based compensation program of the Company.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by duly authorized officers of the Parent and the Company and the Executive has executed this Agreement as of the day and year first above written.

AON PLC

By:	/s/ Ram Padmanabhan
Its:	Vice President

AON CORPORATION

By:	/s/ Gregory J. Besio
Its:	Executive Vice President and Chief Human Resources Officer

EXECUTIVE

/s/ Michael J. O’Connor
Michael J. O’Connor

EXHIBIT A TO
AGREEMENT
NONCOMPETITION, NONSOLICITATION,
CONFIDENTIALITY AGREEMENT AND RELEASE OF CLAIMS

This Noncompetition, Nonsolicitation, Confidentiality Agreement and Release of Claims (this “Noncompetition Agreement”) is executed by Aon plc, a public limited company incorporated under English law (the “Parent”), Aon Corporation, a Delaware corporation (the “Company”), and ________________(the “Executive”) pursuant to the Change in Control Agreement dated as of _______________, 20__ between the Parent, the Company and the Executive (the “Agreement”).
WHEREAS, the Executive’s employment with the Company and its subsidiaries is terminating;
WHEREAS, the Executive acknowledges that the benefits to be provided to the Executive under the Agreement are in consideration of, and are sufficient to support, the covenants set forth in this Noncompetition Agreement; and
WHEREAS, the Executive understands that the Parent and the Company regard the representations and covenants by the Executive in this Noncompetition Agreement as material and that the Parent and the Company are relying on such representations and covenants in paying amounts to the Executive pursuant to the Agreement.
NOW, THEREFORE, the parties hereby agree as follows:
1.    Severance Benefits. The Executive’s employment with the Company and its subsidiaries shall terminate on ________, and the Executive shall receive the severance benefits set forth in the Agreement in accordance with the terms and subject to the conditions thereof.
2.    Noncompetition; Nonsolicitation. (a) General. The Executive acknowledges that in the course of the Executive’s employment with the Company the Executive has become familiar with trade secrets and other confidential information concerning the Parent, the Company, and their subsidiaries, including Aon Group, Inc., a Maryland corporation (“Aon Group”), and that the Executive’s services were of special, unique and extraordinary value to the Parent, the Company and their affiliates.
(b)    Noncompetition. The Executive agrees that during the period commencing on the Executive’s Termination Date (as defined in the Agreement) and ending on the date which is two years following the Executive’s Termination Date (the “Noncompetition Period”), the Executive shall not in any manner engage in Competitive Activity in any Restricted Area. For purposes of this Agreement, “Competitive Activity” means engaging (directly or indirectly, through any person, firm, corporation or enterprise, either alone or as a member of a partnership or as an officer, director, stockholder, investor or employee of or consultant to any other firm, corporation or enterprise or otherwise) or assisting any other person, firm, corporation or enterprise in engaging in any Business of the Parent, the Company, or any of their subsidiaries, including Aon Group (collectively, the “Protected Parties”), if the Business was being conducted by or contemplated by any of the Protected Parties as of the Executive’s Termination Date. For purposes of this Agreement, “Business” includes, but is not limited to, the following: the provision of conventional and alternative risk management products; the performance of services in the businesses of insurance brokerage, reinsurance brokerage, benefits consulting, compensation consulting, human resources consulting and management underwriting; the performance of other insurance services, such as accounting, claims management and handling, contract wording, information systems and actuarial; the solicitation and servicing of the insurance and reinsurance needs of individual and commercial clients; and other similar enterprises in which any of the Protected Parties may be engaged. For purposes of this Agreement, “Restricted Area” means any country in which a Business is or was conducted or contemplated by any of the Protected Parties.

(c)    Nonsolicitation. The Executive further agrees that during the Noncompetition Period the Executive shall not (i) in any manner, directly or indirectly, induce or attempt to induce any employee of the Parent, the Company or any of their subsidiaries, including Aon Group, to terminate or abandon his or her employment for any purpose whatsoever or (ii) in connection with any business to which Section 2(b) of this Noncompetition Agreement applies, call on, service, solicit or otherwise do business with any customer of the Parent, the Company, or any of their subsidiaries, including Aon Group.
(d)    Exceptions. Nothing in this Section 2 shall prohibit the Executive from being (i) a stockholder in a mutual fund or a diversified investment company or (ii) an owner of not more than two percent (2%) of the outstanding stock of any class of a corporation, any securities of which are publicly traded, so long as the Executive has no active participation in the business of such corporation.
(e)    Reformation. If, at any time of enforcement of this Section 2 a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Executive agrees that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law. This Noncompetition Agreement shall not authorize a court to increase or broaden any of the restrictions in this Section 2.
3.    Confidentiality. The Executive agrees that the Executive shall not, at any time after the termination of the Executive’s employment, make use of or disclose, directly or indirectly, any (i) trade secret or other confidential or secret information of the Parent, the Company, or any of their subsidiaries, including Aon Group, or (ii) other technical, business, proprietary or financial information of the Parent, the Company, or any of their subsidiaries, including Aon Group, not available to the public generally or to the competitors of the Parent or the Company, or to the competitors of any of their subsidiaries, including Aon Group (“Confidential Information”), except to the extent that such Confidential Information (a) becomes a matter of public record or is published in a newspaper, magazine or other periodical or on electronic or other media available to the general public, other than as a result of any act or omission of the Executive or (b) is required to be disclosed by any law, regulation or order of any court or regulatory commission, department or agency, provided that the Executive gives prompt notice of such requirement to the Parent to enable the Parent or the Company to seek an appropriate protective order. Promptly following the termination of the Executive’s employment, the Executive shall surrender to the Company all records, memoranda, notes, plans, reports, computer disks and software and other documents and data which constitute Confidential Information which the Executive may then possess or have under the Executive’s control (together with all copies thereof).
4.    Enforcement. The Executive acknowledges that the Parent, the Company, and their subsidiaries, including Aon Group, would be damaged irreparably in the event that any provision of Section 2 or 3 of this Noncompetition Agreement were not performed in accordance with its terms or were otherwise breached and that money damages would be an inadequate remedy for any such nonperformance or breach. Accordingly, the Executive agrees that the Parent, the Company, and their successors and permitted assigns shall be entitled, in addition to other rights and remedies existing in their favor, to an injunction or injunctions to prevent any breach or threatened breach of any of such provisions and to enforce such provisions specifically (without posting a bond or other security). The Executive agrees that the Executive will submit to the personal jurisdiction of the courts of the State of Illinois in any action by the Parent and/or the Company to obtain injunctive or other relief contemplated by this Section 4.
5.    General Release of All Claims. (a) For valuable consideration, the adequacy of which is hereby acknowledged, the undersigned Executive, on his own behalf and on behalf of his heirs, executors, administrators, successors, representatives and assigns, does herein knowingly and voluntarily unconditionally release, waive, and fully discharge the Parent, the Company and each of their subsidiaries (including successors and assigns thereof) and all of their respective past, present and future employees, officers, directors, agents, affiliates, parents, predecessors, administrators, representatives, attorneys, and shareholders, and employee benefit plans, from any and all legal claims, liabilities, suits, causes of action (whether before a court or an administrative agency), damages, costs, attorneys’ fees, interest, injuries, expenses, debts, or demands of any nature whatsoever, known or unknown, liquidated or unliquidated, absolute or contingent, at law or in equity, which were or could have been filed with any Federal, state or local court, agency, arbitrator or any other entity, based directly on indirectly on the Executive’s employment with and separation from the Company or based on any other alleged act or omission by or on behalf of the Parent, or the Company prior to the Executive’s signing this Noncompetition Agreement. Without limiting the generality of the foregoing terms, this Noncompetition Agreement and this Section providing a general release of all claims specifically includes all claims based on the terms, conditions, and privileges of employment, and those based on breach of contract (express or implied), tort, harassment, intentional infliction of emotional distress, defamation, negligence, privacy, employment discrimination, retaliation, discharge not for just cause, constructive discharge, wrongful discharge, the Age Discrimination in Employment Act of 1967, as amended (the “ADEA”), the Older Workers Benefit Protection Act of 1990, the Worker Adjustment and Retraining Notification Act, as amended, Executive Order 11,141 (age discrimination), Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Civil Rights Act of 1866 and 1871, Section 1981 through 1988 of Title 42 of the United States Code, as amended, 41 U.S.C. Section 1981 (discrimination), 29 U.S.C. Section 206(d)(1) (equal pay), Executive Order 11,246 (race, color, religion, sex and national origin discrimination), the National Labor Relations Act, the Equal Pay Act of 1993, the Americans with Disabilities Act of 1990, the Occupational Safety and Health Act, as amended, the Family Medical Leave Act, the Immigration Reforn and Control Act, as amended, the Vietnam Era Veterans Readjustment Assistance Act, Sections 503-504 of the Rehabilitation Act of 1973 (handicap rehabilitation), the Employee Retirement Income Security Act of 1974, as amended, any federal, state or local fair employment, civil or human rights, wage and hour laws and wage payment laws, and any other Federal, state, local or other governmental statutes, laws, ordinances, regulations and orders, under common law, and under any Company policy, procedure, bylaw or rule. This Section 5 of the Noncompetition Agreement shall not waive or release any rights or claims that the Executive may have which arise after the date of this Noncompetition Agreement or that arise under or are preserved by the Agreement, and shall not waive any claims for benefits required by applicable law (including post-termination health-continuation insurance benefits required by state or Federal law) or claims arising under the terms of any applicable plan, program or other arrangement of the Company.
(b) The Executive intends this Section 5 of the Noncompetition Agreement to be binding on his successors, and the Executive specifically agrees not to file or continue any claim in respect of matters covered herein. The Executive further agrees never to institute any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any court of the United States or in any state, or in any administrative agency of the United States or any state, county or municipality, or before any other tribunal, public or private, against the Company arising from or relating to his employment with or his termination of employment from the Company and/or any other occurrences to the date of this Noncompetition Agreement, other than a claim challenging the validity of this Section 5 of the Noncompetition Agreement under the ADEA or respecting any matters not covered herein.
(c) The Executive is further waiving his right to receive money or other relief in any action instituted by him or on his behalf by any person, entity or governmental agency in respect of matters covered by this Section 5. Nothing in this Section 5 shall limit the rights of any governmental agency or his right of access to, cooperation or participation with any governmental agency, including without limitation, the United States Equal Employment Opportunity Commission. The Executive further agrees to waive his rights under any other statute or regulation, state or federal, with provides that a general release does not extend to claims which the Executive does not know or suspect to exist in his favor at the time of executive this Noncompetition Agreement, which if known to him must have materially affected his settlement with the Company and/or the Parent.
(d) The Executive agrees that he shall not be eligible and shall not seek or apply for reinstatement or re-employment with the Company, and he agrees that any application for re-employment may be rejected without explanation or liability pursuant to this provision.
(e) In further consideration of the promises made by the Company and the Parent in this Noncompetition Agreement, the Executive specifically waives and releases such parties, to the extent set forth in this Section 5, from all claims the Executive may have as of the date of this Noncompetition Agreement, whether known or unknown, arising under the ADEA. The Executive further agrees that:

(1) the Executive’s waiver of rights under Section 5 of this Noncompetition Agreement is knowing and voluntary and in compliance with the Older Workers Benefit Protection Act of 1990 (“OWBPA”);
(2) the Executive understands the terms of this Section 5 of the Noncompetition Agreement;
(3) the consideration offered by the Company on its behalf and on behalf of the Parent under this Noncompetition Agreement and the Agreement in exchange for the general release of all claims in this Section 5 represents consideration over and above that to which the Executive would otherwise be entitled, and that the consideration would not have been provided had the Executive no agreed to sign this Noncompetition Agreement and did not sign it;
(4) the Company is hereby advising the Executive in writing to consult with an attorney prior to executing this Noncompetition Agreement;
(5) the Company is giving the Executive a period of twenty-one (21) days within which to consider this Noncompetition Agreement;
(6) following the Executive’s execution of this Noncompetition Agreement, the Executive has seen (7) days in which to revoke this Noncompetition Agreement by written notice. An attempted revocation not actually received by the Company prior to the revocation deadline will not be effective; and
(7) this Noncompetition Agreement, the Agreement, and all payments and benefits under either or both of them shall be void and of no force and effect if the Executive chooses to so revoke, and if the Executive chooses not to so revoke this Noncompetition Agreement and the Agreement then become effective and enforceable.
(f) This Section 5 does not waive rights or claims that may arise under the ADEA after the date the Executive signs this Noncompetition Agreement. To the extent barred by the OWBPA, the covenant not to sue contained herein does not apply to claims under the ADEA that challenge the validity of this Section 5 of the Noncompetition Agreement.
(g) To revoke this Noncompetition Agreement, the Executive must send a written statement of revocation to: Aon Corporation, 200 East Randolph Drive, Chicago, Illinois 60602, 3d Floor, attention General Counsel, with a copy to the Secretary. The revocation must be received no later than 5:00 pm on the seventh day following the Executive’s execution of this Noncompetition Agreement. If the Executive does not revoke, the eighth day following the Executive’s acceptance will be the “effective date” of this Noncompetition Agreement.
6.    Entire Agreement. The Agreement and this Noncompetition Agreement constitute the entire understanding between the parties. The Executive has not relied on any oral statements that are not included in the Agreement or this Noncompetition Agreement.
7.    Severability. If any provision of this Noncompetition Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision hereof, and this Noncompetition Agreement shall be construed and enforced as if such provision had not been included.
8.    Governing Law. This Noncompetition Agreement shall be construed, interpreted and applied in accordance with the internal laws of the State of Illinois without regard to the principles of conflicts of laws.
IN WITNESS WHEREOF, the Parent and the Company have caused this Noncompetition Agreement to be executed by their duly authorized officers and the Executive has executed this Noncompetition Agreement as of the day and year first above written.

AON PLC
By:___________________________
Its: __________________________
AON CORPORATION
By:___________________________
Its: __________________________
EXECUTIVE
______________________________

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